Saga Communications, Inc. Reports 1st Quarter Free Cash Flow Increased 23.8%

GROSSE POINTE FARMS, Mich., May 8, 2012 /PRNewswire/ -- Saga Communications, Inc. (NYSE Amex: SGA) today reported that for the quarter ended March 31, 2012, free cash flow increased 23.8% to $4.0 million compared to the $3.2 million for the same period last year. Net operating revenue for the quarter ended March 31, 2012 increased 4.3% to $29.9 million from $28.7 million for the comparable period in 2011. Operating income increased 24.4% to $5.0 million while station operating expense increased 1.0% to $23.0 million (station operating expense includes depreciation and amortization attributable to the stations). Net income for the period was $2.7 million ($0.64 per fully diluted share) compared to net income of $1.7 million ($0.39 per fully diluted share) for the same period last year.

The Company continues to maintain a solid balance sheet with $6.7 million in cash as of March 31, 2012. As of March 31, 2012, the Company's outstanding bank debt was $60.0 million with leverage ratio calculated as a multiple of EBITDA of 1.8 times.

Capital expenditures in the 1st quarter of 2012 were $1.2 million compared to $1.1 million for the same period last year. The Company currently expects to spend approximately $4 – 4.5 million for capital expenditures during 2012.

Saga Communications utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance. Such non-GAAP measures include free cash flow, trailing 12 month consolidated EBITDA, and leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including but not limited to evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive based compensation of executives and other members of management and as a measure of financial position. Saga's management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all of the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Supplemental Financial Data table.

Saga Communications, Inc. is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. The Company owns or operates broadcast properties in 26 markets, including 61 FM and 30 AM radio stations, 3 state radio networks, 2 farm radio networks, 5 television stations and 4 low-power television stations. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacommunications.com.

Saga's 1st Quarter conference call will be on Tuesday, May 8, 2012 at 2:00 p.m. EDT. The dial-in number for all calls is (612) 332-0228. A transcript of the call will be posted to the Company's web site after the call.

The Company requests that all parties that have a question that they would like to submit to the Company to please email the inquiry by 1:00 p.m. EDT on May 8, 2012 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing will be discussed during the call.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "believes," "expects," "anticipates," "guidance" and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga's ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga's business, are described in the reports Saga Communications, Inc. periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our annual report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes and changes in the radio and television broadcast industry in general, as well as Saga's actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

Saga Communications, Inc.
Selected Consolidated Financial Data
For The Three Months Ended
March 31, 2012 and 2011
(amounts in 000's except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Operating Results
Net operating revenue	$29,934	$28,708
Station operating expense	22,968	22,736
Corporate general and administrative	1,949	1,940
Operating income	5,017	4,032
Interest expense	528	1,157
Other (income) expense, net	(2)	68
Income before income tax	4,491	2,807
Income tax expense	1,786	1,145
Net income	$2,705	$1,662
Earnings per share
Basic	$0.64	$0.39
Diluted	$0.64	$0.39
Weighted average common shares	4,244	4,237
Weighted average common and common
equivalent shares	4,259	4,243

Free Cash Flow
Net income	$2,705	$1,662
Plus: Depreciation and amortization:
Station	1,733	1,751
Corporate	57	54
Deferred tax provision	610	655
Non-cash compensation	57	162
Other (income) expense, net	(2)	68
Less: Capital expenditures	(1,189)	(1,145)
Free cash flow	$3,971	$3,207

Balance Sheet Data
Working capital	$15,433	$18,665
Net fixed assets	$62,575	$64,844
Net intangible assets and other assets	$96,218	$97,420
Total assets	$186,913	$197,552
Long-term debt (including current
portion of $0 and $4,443, respectively)	$61,328	$92,078
Stockholders' equity	$95,657	$81,785

Saga Communications, Inc.
Selected Supplemental Financial Data
March 31, 2012
(amounts in 000's except ratios)
(Unaudited)

			Corporate
	Radio	Television	and Other	Consolidated
Three Months Ended March 31, 2012:
Net operating revenue	$25,199	$4,735	$ -	$29,934
Station operating expense	19,354	3,614	-	22,968
Corporate G&A	-	-	1,949	1,949
Operating income (loss)	$5,845	$1,121	$(1,949)	$5,017
Depreciation and amortization	$1,297	$436	$57	$1,790

			Corporate
	Radio	Television	and Other	Consolidated
Three Months Ended March 31, 2011:
Net operating revenue	$24,506	$4,202	$ -	$28,708
Station operating expense	19,278	3,458	-	22,736
Corporate G&A	-	-	1,940	1,940
Operating income (loss)	$5,228	$744	$(1,940)	$4,032
Depreciation and amortization	$1,339	$412	$54	$1,805

		Less:	Plus:	Trailing
	12 Mos Ended	3 Mos Ended	3 Mos Ended	12 Mos Ended
	December 31,	March 31,	March 31,	March 31,
	2011	2011	2012	2012
Trailing 12 Month Consolidated EBITDA (1)
Net income	$12,631	$1,662	$2,705	$13,674
Less: Gain (loss) on sale of assets	(643)	(68)	2	(573)
Loss on write-off of unamortized debt issuance costs	(1,326)	-	-	(1,326)
Other	348	20	119	447
Total exclusions	(1,621)	(48)	121	(1,452)
Consolidated adjusted net income (1)	14,252	1,710	2,584	15,126
Plus: Interest expense	3,420	1,157	528	2,791
Income tax expense	8,430	1,145	1,786	9,071
Depreciation & amortization expense	7,486	1,805	1,790	7,471
Amortization of television syndicated programming contracts	721	189	173	705
Non-cash stock based compensation expense	383	162	57	278
Less: Cash television programming payments	(715)	(171)	(179)	(723)
Trailing twelve month consolidated EBITDA (1)	$33,977	$5,997	$6,739	$34,719

Total long-term debt, including current maturities				$61,328
Divided by trailing twelve month consolidated EBITDA (1)				34,719
Leverage ratio				1.8

(1)	As defined in the Company's credit facility.

CONTACT: Samuel D. Bush, +1-313-886-7070